Exhibit 10.19
RETENTION AGREEMENT
     This retention agreement, dated March 15, 2011 (this “Agreement”), is made by and between Penn-America Insurance Company (the “Employer”) and Matthew B. Scott (the “Employee”). Capitalized terms used but not concurrently defined herein shall have the meanings set forth in Sections 2 and 4 below.
1. Qualifying Period Employment. Subject to Section 2 below, the Employee agrees to remain employed by the Employer for the Qualifying Period. Nothing in this Agreement alters or modifies the Employee’s employment relationship with the Employer. This Agreement does not constitute an agreement by the Employer to continue to employ the Employee during the entire, or any portion of the, term of this Agreement.
2. Payment of Bonus. If eligible, the Employee will receive the Bonus on the first regular pay date following the end of the Qualifying Period. Subject to the provisions of the following paragraph, payment of the Bonus is contingent upon the Employee’s continued employment with the Employer for the entire Qualifying Period. Payment of the Bonus is also subject to all applicable payroll withholdings and deductions.
If the Employee’s employment with the Employer terminates before the end of the Qualifying Period for any reason, including, without limitation, the death or disability of the Employee, other than solely resulting from (a) the Employee’s resignation with Good Reason or (b) the termination of the Employee’s employment without Cause, the Employee will not earn and will not be entitled to receive the Bonus (or any portion thereof), and the Employer shall have no further obligations under this Agreement. However, notwithstanding any other provision of this Agreement, if the Employee’s employment terminates before the end of the Qualifying Period because the Employee resigns for Good Reason or because the Employee’s employment has been terminated without Cause, the Employee will be entitled to the payment of the Bonus on the first regular pay date following the end of the Qualifying Period; provided, however, that the Bonus shall be reduced (but not below zero) by any cash severance payments made to the Employee due to such termination of employment pursuant to the terms of the Employee’s employment agreement (if any) with the Employer as of the date hereof or as it may be amended (the “Employment Agreement”). If the Bonus is paid hereunder, then following the payment of such Bonus, the Employee agrees that he or she shall forfeit any right to receive cash severance payments under the Employment Agreement upon any subsequent termination of employment.
     Solely for purposes of determining the Employee’s Bonus eligibility under the terms of this Agreement:
     (a) “Cause” shall mean each of the following; provided, however, that written notice to the Employee of a condition constituting Cause has been delivered by the Employer to the Employee and such condition remains uncured by the Employee for at least thirty (30) days after receipt of such notice; provided further that any condition otherwise constituting Cause hereunder that is described under clauses (i) through (iv) below shall only constitute Cause to the extent it is reasonably expected to have a material adverse economic impact on the Employer and Global Indemnity plc (the “Company”) and the Company’s controlled affiliates on a consolidated

Matthew B. Scott
March 15, 2011

basis: (i) the engaging by the Employee in any fraud, dishonesty or gross misconduct adverse to the interests of the Employer or any of its subsidiaries or affiliates; (ii) the material violation by the Employee of any restrictive covenants contained in the Employment Agreement or any other agreement with the Employer or any of its subsidiaries or affiliates to which the Employee is a party; (iii) a breach by the Employee of any material representation or warranty made in the Employee’s Employment Agreement or any other agreement with the Employer or any of its subsidiaries or affiliates to which the Employee is a party; (iv) the determination by at least a majority of the members of the Board of Directors of the Company (the “Board”) that the Employee has exhibited gross negligence in the performance of the Employee’s duties; (v) receipt of a final written directive or order of any governmental or regulatory body or authority having jurisdiction over the Employer requiring the Employee’s termination or removal; or (vi) the Employee being convicted of a felony or other crime involving moral turpitude.
     (b) “Good Reason” shall mean:
          (i) the Employee’s termination of employment within thirty (30) days following a written notice from the Employer that its principal executive offices are being relocated more than thirty (30) miles from their current location or that the Employee’s principal place of employment is transferred to an office location more than thirty (30) miles from the Employee’s then current principal place of employment (unless in either case the effect of such relocation results in the Employee’s principal place of employment being less than twenty (20) miles from the Employee’s principal residence);
          (ii) a reduction in the Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or
          (iii) the failure by the Employer or its subsidiaries or affiliates to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the benefit plans in which the Employee participates on the date hereof or as the same may be increased from time to time.
3. Grantor Trust. Prior to the consummation of a Qualifying Transaction, the Employer shall contribute an amount equal to the Bonus to an irrevocable “rabbi trust” (which shall be a grantor trust within the meaning of Sections 671-678 of the United States Internal Revenue Code, as amended (the “Code”)) for the Employee’s benefit.
4. Definitions. For purposes of this Agreement:
     (a) “Qualifying Transaction” means, whether effected directly or indirectly or in one or a series of transactions: (i) any merger, amalgamation, scheme of arrangement, consolidation or other business combination transaction pursuant to which the business, assets or divisions of the Employer or any direct or indirect parent of the Employer is combined with that of a third party not affiliated with the Employer or any of its subsidiaries or affiliates; or (ii) any sale, transfer, exchange or other disposition of 50% or more of the outstanding shares of capital stock of the Employer, any direct or indirect parent of the Employer, or all or substantially all of the Employer’s assets or the assets of any direct or indirect parent of the Employer is transferred to a third party not affiliated with the Employer or any of its subsidiaries or affiliates, including, without limitation, by means of a purchase or exchange of capital stock or assets, a merger,

Matthew B. Scott
March 15, 2011

amalgamation, scheme of arrangement, consolidation, other business combination, a tender or exchange or takeover offer, a leveraged buy-out, lease or license, the formation of a partnership, joint or collaborative venture or similar arrangement or otherwise; provided, however, that the Compensation Committee of the Board (the “Committee”) shall have sole discretion with respect to the determination as to whether a Qualifying Transaction has occurred.
     (b) “Bonus” means a cash bonus in the pre-tax amount of US$450,000; and
     (c) “Qualifying Period” means the twelve (12)-month period following the consummation of a Qualifying Transaction.
5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to its conflict of laws provisions; provided, however, that if the Employee’s Employment Agreement (if any) provides for a different choice of law, then the provision in the Employee’s Employment Agreement shall govern this Agreement.
6. Dispute Resolution; Venue. In the event that any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement, such disagreement or dispute shall be exclusively submitted to the Judicial and Mediation Services Inc. (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania or another location agreed upon in writing by the parties, before a single arbitrator (rather than a panel of arbitrators). Subject to applicable law, the parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by applicable law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorneys’ fees, and there shall be no award of attorney’s fees) and shall split the fees and expenses of the arbitrator. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that, except to the extent otherwise required by applicable law, it shall maintain absolute confidentiality in respect to any dispute between them under this Agreement.
7. Successors. This Agreement shall inure to the benefit of, and be binding upon, any successor or assign of the Employer, specifically including, without limitation, the purchaser of the stock or assets of the Employer or the survivor upon any other Qualifying Transaction. In the event of the Employee’s death, this Agreement shall inure to the benefit of, and be binding upon, any executor, personal representative or heirs of the Employee and, in the event of the Employee’s Disability, this Agreement shall inure to the benefit of, and be binding upon, any personal representative or guardian of the Employee.
8. Entire Agreement; Amendment; Termination; Waiver, etc. This Agreement contains all the terms and conditions of the Employee’s Agreement. The Employee’s

Matthew B. Scott
March 15, 2011

signature below acknowledges that the Employee has not relied on any promises or representations concerning the subject matter hereof not contained in this Agreement. No provision of this Agreement may be amended or modified, in whole or in part, nor any waiver or consent given, unless approved in writing by the Employer and the Employee in the case of an amendment or modification or by the party to be charged in the case of a waiver or consent, which writing specifically refers to this Agreement and the provision so amended or modified or for which such waiver or consent is given. This Agreement and all of the rights, benefits and obligations hereunder shall terminate and be of no further force and effect if a Qualifying Transaction has not been effected or entered into within two years from the date of this Agreement; provided that if a Qualifying Transaction is entered into within such two-year period, and after the cessation of such two-year period such Qualifying Transaction is not subsequently consummated, this Agreement and all of the rights, benefits and obligations hereunder shall terminate and be of no further force and effect; provided further that the Committee may terminate this Agreement prior to a Qualifying Transaction upon the recommendation of the Chief Executive Officer of the Company.
9. Other Matters. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument. The headings contained in this Agreement are for reference purposes only and shall not modify, expand, define or otherwise affect, in any way, the meaning or interpretation of the terms and provisions of this Agreement.
10. Section 280G. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received or to be received in connection with a Qualifying Transaction or the termination of the Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code (“Section 409A”) shall first be reduced, all other Total Payments that do not constitute deferred compensation within the meaning of Section 409A shall be next reduced, and all other Total Payments that do constitute deferred compensation within the meaning of Section 409A shall thereafter be reduced (beginning with those payments last to be paid), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of foreign, federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of foreign, federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the

Matthew B. Scott
March 15, 2011

Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
PENN-AMERICA INSURANCE COMPANY

By:	/s/ Linda C. Hohn
	Name:	Linda C. Hohn
	Title:	Vice President

EMPLOYEE

/s/ Matthew B. Scott
Matthew B. Scott